Exhibit 10.1

GENERAL RELEASE AND SEVERANCE AGREEMENT

This General Release and Severance Agreement (the “Agreement”), dated as of May 31, 2017, is made and entered into by and between Gregory Cash and BioSig Technologies, Inc. (the “Company”).
For good and valuable consideration, receipt of which is hereby acknowledged, in order to effect a mutually satisfactory and amicable separation of employment from the Company and to resolve and settle finally, fully and completely all matters and disputes that now or may exist between them, as set forth below, Gregory Cash and the Company agree as follows:
1. Parties and Status.  The parties to this Agreement are Gregory Cash, his heirs, representatives, successors and assigns (collectively “Employee”), and the Company, and any of its parents, predecessors, successors, subsidiaries, affiliates or related companies, owners, officers, directors, partners, employees, agents and/or representatives.
2. Separation from Employment.  Effective June 1, 2017 (the “Separation Date”), Employee’s employment with the Company shall cease and he shall relinquish all positions, offices, and authority with the Company, including, without limitation as President, Chief Executive Officer and a director.  On or before the Separation Date, Employee shall also execute and deliver a resignation letter confirming his resignation from the Board of Directors effective as of the Separation Date.  Employee acknowledges and agrees, except for the payments and benefits described herein, Employee has no and will have no rights to any other wages and other compensation or remuneration of any kind due or owed from the Company, including, but not limited, to all wages, reimbursements, bonuses (including, without limitation, for 2016 or 2017), advances, vacation pay, severance pay, vested or unvested equity or stock options, awards, and any other incentive-based compensation or benefits to which Employee was or may become entitled or eligible.
3. Employment Agreement and Equity Awards.  On the Separation Date, the employment agreement between the parties dated July 15, 2014 (the “Employment Agreement”) shall terminate forever and no party shall have any further obligation or liability thereunder, except that Employee acknowledges and agrees that Article 6 Confidential Information, Article 7 Ownership of Property and Rights, and Article 8 Restrictive Covenants of the Employment Agreement, and all provisions of such Articles, shall remain in full force and effect in accordance with their terms.  The parties acknowledge and agree that any equity awards granted to Employee by the Company pursuant to the BioSig Technologies, Inc. 2012 Equity Incentive Plan (the “Plan”) during the term of Employee’s employment shall remain in full force and effect in accordance with their terms, including any terms  regarding forfeiture of such awards on termination of employment.
4. Payment of Compensation Through Separation Date/Consideration.  On or before the Company’s regular payroll date which is concurrent with or next follows the Separation Date, the Company shall pay to Employee Employee’s unpaid base salary through the Separation Date, and in accordance with the Company’s expense reimbursement policy shall reimburse Employee for all of the Employee’s reasonable business expenses incurred in connection with the performance of Employees duties and travel on behalf of the Company in
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the time and manner set forth therein.  In consideration of this Agreement and the release herein, and his compliance with his obligations hereunder, the Company will provide Employee with the following: (i) severance pay in an amount equal to Employee’s base salary, less applicable taxes and other withholdings, through July 14, 2017 payable in equal installments in accordance with the normal payroll policies of the Company, with the first installment being paid on the Company’s first regular pay date on or after the fortieth (40th) day following the Separation Date, which initial payment shall include all installment amounts that would have been paid during the first forty (40) days following the Separation Date had installments commenced immediately following the Separation Date; (ii) the Company will provide Employee through December 31, 2017 or until Employee becomes eligible for comparable employer sponsored health plan benefits, whichever is sooner, all health plan benefits to which Employee was entitled prior to the Separation Date under any such benefit plans or arrangements maintained by the Company in which Employee participated, pursuant to Employee’s election of COBRA with the Company and Employee paying the relative costs therefor in the same proportion as existed while Employee was an active employee of the Company; (iii) on the Separation Date, the Company will grant Employee an award of 100,000 shares of the Company’s restricted stock, subject to the terms and conditions of the Plan and a restricted stock award agreement, which terms shall include, without limitation:  (A) 100% vesting on the date of grant; (B) a one-year lock-up period commencing on the Separation Date as more specifically described in the award agreement; and (C) forfeiture of such award in the event Employee revokes the release as provided in Section 8 below; and (iv) Employee shall be permitted to keep, and the Company does hereby transfer title to Employee of, the Company-issued 2012 iMac, 2015 iPad and 2016 MacBook equipment, subject to Employee’s obligations with respect to the Company’s confidential information, and the Company shall include the book value of such items as income and shall deduct any required withholdings or tax obligations from other payments due Employee hereunder.
5. Transition Services.  Employee agrees to cooperate with the Company and perform such services as the Company may reasonably request relating to the transition of his responsibilities and the Company’s matters, files and materials from the Separation Date through July 14, 2017.
6. Release of Claims.  Employee fully and irrevocably releases and discharges the Company, including all of its affiliates, parent companies, subsidiary companies, employees, owners, directors, officers, principals, agents, insurers, and attorneys from any and all claims arising or existing on, or at any time prior to, the date this Agreement is signed by Employee.  Such released claims include, without limitation, claims relating to or arising out of: (i) Employee’s hiring, compensation, benefits and employment with the Company, (ii) Employee’s separation from employment with the Company, and (iii) all claims known or unknown or which could or have been asserted by Employee against the Company, at law or in equity, or sounding in contract (express or implied) or tort, including claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran status, military status, pregnancy, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, claims under the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Occupational Safety and Health Act; the Sarbanes Oxley Act; the
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Employee Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the National Labor Relations Act and the Labor Management Relations Act; the Minnesota Human Rights Act, and any other similar or equivalent state laws; the California Fair Employment and Housing Act, the California Business and Professions Code, the California Labor Code, the California Wage Orders, and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or anti-retaliation statute or ordinance; claims arising under the Employee Retirement Income Security Act; claims arising under the Fair Labor Standards Act; or any other statutory, contractual or common law claims.  Employee does not release Employee’s right to enforce the terms of this Agreement.
Employee further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Notwithstanding the foregoing, the release in this Section 6 shall not apply to: (a) any claim for indemnification which may be available to Employee under the Employment Agreement, the certificate of incorporation or by-laws of the Company, or applicable law; (b) any claim under policies of insurance maintained by the Company; (c) any claim under any ERISA employee benefit plans of the Company; or (d) any claim by Employee to enforce this Agreement.
7. No Interference.  Nothing in this Agreement is intended to interfere with Employee’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity (including, without limitation, the Securities and Exchange Commission), or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.  Employee further acknowledges that nothing in this Agreement is intended to interfere with Employee’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other government agency or entity.  However, by executing this Agreement, Employee hereby waives the right to recover any damages or benefits in any proceeding Employee may bring before the EEOC, any state human rights commission, or any other government agency or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency on Employee’s behalf with respect to any claim released in this Agreement; provided, however, for purposes of clarity, Employee does not waive any right to any whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or any other similar provision.
8. Review and Consultation.  Employee acknowledges that: (i) this Agreement is written in terms and sets forth conditions in a manner which he understands; (ii) he has carefully
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read and understands all of the terms and conditions of this Agreement; (iii) he agrees with the terms and conditions of this Agreement; and (iv) he enters into this Agreement knowingly and voluntarily.  Employee acknowledges that he does not waive rights or claims that may arise after the date this Agreement is executed, that he has been given twenty-one (21) days from receipt of this Agreement in which to consider whether he wanted to sign it, that any modifications, material or otherwise made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period, and that the Company advises Employee to consult with an attorney before he signs this Agreement.  The Company agrees, and Employee represents that he understands, that he may revoke his acceptance of this Agreement at any time for fifteen (15) days following his execution of the Agreement and must provide notice of such revocation by giving written notice to the Company.  If not revoked by written notice received on or before the sixteenth (16th) day following the date of his execution of the Agreement, this Agreement shall be deemed to have become enforceable on such sixteenth (16th) day.
9. Confidentiality.  Employee agrees that he will keep both the fact of this Agreement and the terms of this Agreement confidential, and will not disclose the fact of this Agreement or the terms of this Agreement to anyone other than Employee’s spouse/registered domestic partner, attorney or accountant/tax advisor, unless otherwise required to under applicable law or regulation after providing reasonable notice in writing to the Company and a reasonable opportunity to challenge any such disclosure, and Employee may disclose to anyone the fact that he has resigned from the Company.
10. No Further Services.  Employee agrees that he will not seek, apply for, accept, or otherwise pursue employment, engagement, or arrangement to provide further services with or for the Company, as an employee, independent contractor or otherwise, except as provided herein.
11. Governing Law/Venue.  This Agreement shall be governed by and construed under the laws of the State of Delaware.  Venue of any litigation arising from this Agreement or any disputes relating to the Employee’s employment shall be in the United States District Court for the District of Delaware, or a state district court of competent jurisdiction in New Castle County, Delaware.  Employee consents to personal jurisdiction of the United States District Court for the District of Delaware, or a state district court of competent jurisdiction in New Castle County, Delaware for any dispute relating to or arising out of this Agreement or Employee’s employment, and Employee agrees that Employee shall not challenge personal or subject matter jurisdiction in such courts.
12. Voluntary.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.
13. Acknowledgment.  Employee acknowledges and agrees that the applicable consideration provided in Section 4 herein is consideration to which Employee is not otherwise entitled except pursuant to the terms of this Agreement, and are being provided in exchange for Employee’s compliance with his obligations set forth hereunder.
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14. No Admission of Liability.  This Agreement shall not in any way be construed as an admission by the Company of any acts of wrongdoing or violation of any statute, law or legal right.
15. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed signature page of this Agreement by facsimile or by electronic mail in portable document format (PDF) will be effective as delivery of a manually executed signature page of this Agreement.
16. Sole Agreement and Severability.  Except as set forth herein, this Agreement is the sole, entire and complete agreement of the parties relating in any way to the subject matter hereof.  No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect.  The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.
PLEASE READ CAREFULLY.  THIS GENERAL RELEASE AND SEVERANCE AGREEMENT INCLUDES A RELEASE OF ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, AGAINST BIOSIG TECHNOLOGIES, INC.

BIOSIG TECHNOLOGIES, INC. By: /s/ Brian Posner Title: Executive Chairman Date: 06/01/2017	GREGORY CASH /s/ Gregory Cash Date: 05/31/2017

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